Exhibit 10.2

EXCHANGE AGREEMENT WITH DIRECTOR

This Exchange Agreement with Director (the “Agreement”) is entered into as of September 23, 2025 by and among MICHAEL ONGHAI, an individual residing in the Commonwealth of Puerto Rico (“Director”), and MGT CAPITAL INVESTMENTS, INC., a Delaware corporation (“Company”).

Whereas, Company has agreed to pay Director $8,000 per calendar quarter for his service as a Company Director and Chairman of the Company’s Audit Committee (the “Fees”);

Whereas, both parties agree that Director has not received Fees since the first quarter of 2023, and the Company has created a payable to the Director on its balance sheets, accumulating to an amount of

$56,000 as of December 31, 2024 (the “Director Fees”);

Whereas, the parties agree to reduce the Director Fees in exchange for Common Shares (as defined below) issued by the Company (the “Exchange”); and,

Whereas, the parties have agreed, subject to the terms, amendments, conditions and understandings to execute the Exchange

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Agreement are true and accurate and are hereby incorporated into and made a part of this Agreement.

2. Exchange. The parties hereby agree to an exchange $50,000 of the Director Fees for 500 million duly-authorized non-assessable unregistered shares of the Company’s Common Stock (the “Common Shares”).

3. Extinguishment. Upon the issuance of the Common Shares, the parties agree to the cancelation and extinguishment of all Director Fees as of 12/31/2024.

4. Representations and Warranties of Company. To induce Director to enter this Agreement, Company, for itself, its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Company has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Company hereunder.

(b) There is no fact known to Company or which should be known to Company which Company has not disclosed to Director on or prior to the date of this Agreement which would or could materially and adversely affect the understanding of Director expressed in this Agreement or any representation, warranty, or recital contained in this Agreement.

(c) Except as expressly set forth in this Agreement, Company acknowledges and agrees that neither the execution and delivery of this Agreement nor any of the terms, provisions, covenants, or agreements contained in this Agreement shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Company under the terms of the Transaction Documents.

5. Representations and Warranties of Director. To induce Company to enter this Agreement, Director, for itself, its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) There is no fact known to Director or which should be known to Director which Director has not disclosed to Company on or prior to the date of this Agreement which would or could materially and adversely affect the understanding of Director expressed in this Agreement or any representation, warranty, or recital contained in this Agreement.

(b) The Director has the requisite power and authority to enter and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Director and the consummation by the Director of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Director, and this Agreement constitutes a legal, valid and binding obligation of the Director, enforceable against him in accordance with its terms.

(c) The execution, delivery and performance by the Director of this Agreement and the consummation by the Director of the transactions contemplated hereby will not result in a violation of or conflict with, or constitute a default, thereunder, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Director.

6. Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Director to Company in connection with the Exchange. The parties intend that the Common Shares issued pursuant to this Agreement will qualify for tacking to the time of the unpaid Director Fees pursuant to Rule 3(a)(10) under the Securities Act of 1933, and each party agrees not to take a position to the contrary.

7. No Reliance. Company acknowledges and agrees that neither Director nor any of its officers, directors, members, managers, equity Directors, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Agreement and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Agreement, Company is not relying on any representation, warranty, covenant or promise of Director or its officers, directors, members, managers, equity Directors, agents or representatives other than as set forth in this Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Agreement (or such party’s signature page thereof) will be deemed to be an executed original thereof.

9. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of page intentionally left blank; Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

DIRECTOR:

MICHAEL ONGHAI

By:

COMPANY:

MGT Capital Investments, Inc.

By:	/s/Jonathan Pfohl
Name:	Jonathan Pfohl
Title:	Interim Chief Executive Officer Chief Financial Officer

[Signature page to Exchange Agreement with Director, dated September 23, 2025]